CNET Networks Reports Fourth Quarter and Full Year 2004 Financial Results

— Company Posts Full-Year 2004 Revenues of $291.2 Million
— Interactive Revenue up 30% in 2004
— Monthly Unique Users up 55% and Average Daily Page Views up 94%

SAN FRANCISCO, February 2, 2005 — CNET Networks, Inc. (Nasdaq: CNET) today reported results for the fourth quarter and fiscal year ended December 31, 2004.

“We delivered on our growth objectives in 2004, culminating in 30 percent Interactive revenue growth and expanding profit margins” said Shelby Bonnie, chairman and CEO of CNET Networks. “During the year, in addition to this strong financial performance, we achieved significant growth in user and usage trends. Key contributors include our success in increasing the visibility of our brands, and in deepening our established Website offerings with more engaging and innovative features such as video content, personalization, and community.”

·	Total revenues for the fourth quarter totaled $89.2 million, a 21 percent increase compared to revenues of $73.5 million for the same period of 2003.
·	Interactive revenue increased 29 percent to $80.1 million in the fourth quarter versus $61.9 million in the same period in 2003.
·	Operating income equaled $5.3 million, including the impact of an $8.9 million non-cash asset impairment charge associated with Computer Shopper magazine. The non-cash asset impairment charge was recognized as a result of an impairment evaluation of Computer Shopper which resulted in a reassessment of the carrying value of that business.
·	Operating income before depreciation, amortization, and asset impairment was $20.5 million, a 55 percent increase compared to $13.2 million during the fourth quarter of 2003.
·	The profit margin of operating income before depreciation, amortization and asset impairment increased to 23 percent, from 18 percent during the fourth quarter of 2003.
·	Net income for the fourth quarter of 2004 was $9.2 million, or $0.06 per diluted share. This compares with net income of $6.9 million, or $0.05 per diluted share, for the same period of 2003. Net income for the fourth quarter of 2004 includes a loss of $5.4 million, or $0.03 per diluted share, related to the $8.9 million non-cash asset impairment charge partially offset by a $3.5 million gain on the sale of investments. Excluding these items, net income for the fourth quarter was $14.6 million, or $0.09 per diluted share.

Financial highlights for the year ended December 31, 2004 are as follows:

·	Total revenues for the year ended December 31, 2004 increased 18 percent to $291.2 million, versus revenues of $246.2 million for the same period of 2003.
·	Full-year 2004 interactive revenue increased 30 percent to $256.2 million from $197.0 million for the same period last year.
·	Operating income equaled $1.2 million, including the impact of an $8.9 million non-cash asset impairment charge associated with Computer Shopper magazine.
·	Operating income before depreciation, amortization and asset impairment was $35.5 million for the year ended December 31, 2004, versus $2.8 million for the same period last year. Results for full-year 2003 included $9.8 million of realignment costs.
·	The profit margin of operating income before depreciation, amortization and asset impairment increased to 12 percent, from 1 percent during the full year 2003.
·	Net income for the full year 2004 was $11.7 million, or $0.08 per diluted share. This compares to a net loss of $26.3 million, or loss of $0.19 per share, in 2003. Net income for the full year 2004 includes a loss of $5.4 million, or $0.03 per diluted share, related to the unusual fourth quarter items described above.

“The achievements and growth trends during 2004 position us for strong performance in the coming year. Through our ongoing focus on content innovation and expansion, we are providing our audiences an ever more compelling experience across our network. By successfully meeting the needs and interests of our users, we will expect to continue our positive growth trajectories in reach and traffic, monetization, and in broadening our advertiser relationships,” added Bonnie.

Business Review

·	CNET Networks’ global network of Internet properties reached an average of 103 million unique users on a monthly basis during the fourth quarter of 2004[1], an increase of 55 percent from the fourth quarter of 2003. Average daily page views increased to 85 million during the fourth quarter[1], up 94 percent from the year-ago quarter. Growth in monthly unique users and average daily page views reflects strong organic growth, as well as acquisitions, includinghu the company’s acquisition of Webshots, which closed in the third quarter of 2004.

·	CNET Networks continued to make strides during the quarter to grow and diversify its customer base, breaking into new advertiser segments. During the fourth quarter, CNET Networks attracted advertisers such as Bose, Mastercard, Gillette, New Line Cinema, Toyota, Johnson & Johnson, Kodak, and Marriott. While this success in attracting new advertiser segments began with its entertainment properties, CNET Networks has started to see increased traction on a broader set of properties, including CNET.com, CNET News.com, and Webshots. The company’s focus on diversifying its customer base into new categories helped drive a 60 percent increase in the number of Ad Age Top 100 US advertisers doing business with CNET Networks in 2004. By the end of 2004, CNET Networks’ customer list included close to half of the Ad Age Top 100 US advertisers.

·	CNET.com continues to leverage the growth in broadband adoption by expanding its video content coverage, providing a much more compelling user experience. Just last month, its editorial team added more than 200 video reviews of the hottest products introduced during the 2005 International Consumer Electronics Show, giving users an easy, unbiased, and informative way to evaluate the latest offerings. In addition to its ongoing coverage of established consumer electronics categories, CNET.com editors expanded their coverage to include categories such as autos, as well as the latest in portable audio and video devices.

·	A marked increase in visibility for several of CNET Networks’ leading brands contributed to its overall user and usage growth. During the quarter, CNET.com and GameSpot proved continued momentum in securing content licensing partnerships with leading Websites. These relationships further expand CNET Networks’ brand visibility and reach to new audiences, as well as validate its position as a leading provider of trusted, unbiased content. In addition, the company is gaining brand exposure as its respected editors are increasingly relied upon by other media as topic experts, providing commentary on new product releases, breaking news, and issues. Recent highlights include:

o	CNET.com secured new content licensing agreements with Marketwatch from Dow Jones, Netscape.com, and CompuServe. Each of these sites will feature CNET’s consumer technology content in co-branded areas, which are expected to launch in the first half of this year. CNET’s current content licensing relationships include New York Times Digital, ABC News.com, MSN, BusinessWeek, MobiTV, Windows Media, and Premier Retail Network (PRN).
o	During the fourth quarter, GameSpot continued to add to its growing list of content partners. Yahoo! Games announced a partnership through which GameSpot’s comprehensive PC and video game content will be provided to Yahoo! Games users, starting in the first quarter of 2005. Other GameSpot partners include AOL, MSN, Electronics Boutique’s EBGames.com, and Sony PlayStation.
o	CNET.com and GameSpot received significant media coverage during the fourth quarter, with hundreds of appearances on network, regional, and cable television, radio, and national and regional print publications. CNET Networks’ editors are gaining recognition for their expertise, providing commentary for television programs such as the CBS Early Show, CNN Headline News, as well as interviews with numerous local television programs, and print publications such as USA Today, The New York Times, USA Weekend, and Newsweek.

·	During the quarter, the company continued to see strong growth trends across the Webshots platform. In just four months, the Webshots audience size, usage, photo uploads, and photo library have increased significantly as a result of leveraging the CNET Networks platform. For example, since reaching the key milestone of 100 million digital photographs in its shared and private libraries early in the fourth quarter, the library has increased in size by 40 percent, to more than 140 million photos. As the leading photography Website[2], Webshots continues its rapid growth, attracting a vibrant global community of photography fans.

·	During the quarter, CNET Networks closed its acquisition of the assets of ZOL and Fengniao, which operate the zol.com.cn and fengniao.com Web sites, respectively, in cooperation with Chinese subsidiaries and affiliates. ZOL is one of the leading providers of online personal technology-related content and shopping services in Northern China. Fengniao is one of China’s leading digital photography properties, with reviews on over 1,000 digital cameras, as well as a large image database, content, and forums related to the digital photography category. These acquisitions expand CNET Networks’ online presence in China, securing a leadership position in the personal technology category ahead of the wave of expected Internet usage and online advertising growth.

·	The award-winning CNET News.com Web site announced that it has become the first major media entity to integrate TrackBack link notification capability into its stories, providing readers valuable perspective on the response of the blog community to its reporting and analysis. As a result, readers can easily find the blogs that discuss a particular news story, gaining multi-faceted insight on the issues that interest them. In turn, when bloggers using TrackBack discuss a CNET News.com story, they gain visibility before the audience of one of the most popular news sources on the Web. The CNET News.com editorial team benefits from TrackBack by gaining valuable feedback to their stories, as well as insight on which topics are generating the most buzz, so they can expand their coverage of those topics.

Business Outlook

For the first quarter of 2005, management anticipates total revenues of $71.0 million to $74.0 million.  Interactive revenues are expected to be in the range of $66.0 million to $68.0 million, and publishing revenues are expected to be between $5.0 million and $6.0 million. Management estimates an operating loss between $600,000 and $2.6 million during the first quarter, and operating income before depreciation and amortization of between $4.0 million and $6.0 million for the quarter.

For the full-year 2005, management is estimating total revenues will be in the range of $340.0 million and $355.0 million. Management expects Interactive revenue to be in the range of $310.0 million to $320.0 million, and publishing revenues are expected to be between $30.0 million and $35.0 million. Operating income before depreciation and amortization is expected to be between $63.0 million and $69.0 million. Full-year 2005 guidance does not reflect any stock option related expenses.

More detailed guidance, as well as a table that reconciles operating income (loss) before depreciation and amortization guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Sarbanes-Oxley Update

The company is in the process of completing its analysis of internal controls as required by Section 404 of The Sarbanes-Oxley Act and expects to complete that evaluation prior to the issuance of its Form 10-K for the year ended December 31, 2004, which it expects to file on or before March 16, 2005.

As described above, CNET Networks recorded a non-cash impairment charge associated with the goodwill of its Computer Shopper reporting unit as a result of the analysis of goodwill impairment under SFAS 142 undertaken by the company at the end of the fourth quarter. During the course of its audit of the 2004 financial statements, KPMG discovered an error in one step of the company’s SFAS 142 impairment analysis that impacted the size of the company’s initial calculation of the impairment charge. The error was corrected by the company prior to the finalization of the reported financial statements.

As a result, there was no effect on the fourth-quarter or year-end results reported today or on previously reported financial results. The company is currently analyzing whether the error that occurred in the SFAS 142 impairment analysis reflects a “material weakness” in internal controls as defined in PCAOB Audit Standard No. 2 related to Section 404 of Sarbanes-Oxley. The outcome of that analysis will be included in the company’s overall evaluation of internal controls to be included within its Form 10-K.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its fourth quarter and full year 2004 financial results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, February 2, 2005. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available through February 16, 2005 via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 3453534. The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the section entitled “Business Outlook,” which sets forth our estimated financial performance for the first quarter and full year of 2005, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses, as evidenced in previous periods by many of our enterprise technology customers; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investees; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2003 and subsequent Forms 10-Q and 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. (www.cnetnetworks.com) is a premier global interactive content company that informs, entertains, and connects large, engaged audiences around topics of high information need or personal passion. The company focuses on three categories—personal technology, games and entertainment, and business technology—and includes such leading brands as CNET, ZDNet, TechRepublic, MP3.com, GameSpot, CNET Download.com, CNET News.com, Webshots, Computer Shopper magazine, and CNET Channel. With a strong presence in the US, Asia and Europe, CNET Networks has operations in 12 countries.

Investor Relations Contact: Cammeron McLaughlin (415) 344-2844 cammeron.mclaughlin@cnet.com	Media Contact: Martha Papalia (617) 225-3340 martha.papalia@cnet.com

1   CNET Networks September - December 2004 (internal log data)
2   December 2004 Nielsen//Net Ratings – Photography Subcategory including Excluding Internet Applications

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues
Interactive	$80,146	$61,948	$256,245	$196,990
Publishing	9,066	11,559	34,911	49,250

Total revenues	89,212	73,507	291,156	246,240

Operating expenses:
Cost of revenues	39,145	34,817	144,312	138,305
Sales and marketing	19,188	17,554	73,268	68,827
General and administrative	10,373	7,887	38,105	36,272
Depreciation	4,491	4,045	19,432	17,348
Amortization of intangible assets	1,761	1,087	5,895	6,304
Asset impairment	8,931	--	8,931	--

Total operating expenses	83,889	65,390	289,943	267,056

Operating income (loss)	5,323	8,117	1,213	(20,816)

Non-operating income (expense):
Realized gains on investments, net of impairments	3,514	--	14,852	--
Interest income	496	393	1,872	2,205
Interest expense	(731)	(1,658)	(6,149)	(6,932)
Other	220	401	(136)	(87)

Total non-operating income (expense)	3,499	(864)	10,439	(4,814)

Income (loss) before income taxes	8,822	7,253	11,652	(25,630)
Income tax expense (benefit)	(405)	304	(33)	660

Net income (loss)	$9,227	$6,949	$11,685	$(26,290)

Basic net income (loss) per share	$0.06	$0.05	$0.08	$(0.19)

Diluted net income (loss) per share	$0.06	$0.05	$0.08	$(0.19)

Shares used in calculating basic net income (loss) per share	143,973,980	141,711,185	143,289,458	140,234,438
Shares used in calculating diluted net income (loss) per share	159,090,390	148,234,382	150,313,734	140,234,438

   Note: Diluted earnings per share for 2004 reflects the early adoption of EITF 04-8.

CNET NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

	December 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$29,560	$65,913
Investments in marketable debt securities	22,193	12,556
Accounts receivable, net	66,712	54,387
Other current assets	15,155	8,823

Total current assets	133,620	141,679

Restricted cash	19,774	19,159
Investments in marketable debt securities	22,199	38,711
Property and equipment, net	48,989	56,384
Other assets	21,722	23,092
Intangible assets, net	34,756	11,263
Goodwill	126,287	61,555

Total assets	$407,347	$351,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,903	$8,767
Accrued liabilities	61,992	53,151
Line of credit	5,000	--
Current portion of long-term debt	4,007	99

Total current liabilities	77,902	62,017

Non-current liabilities:
Long-term debt	125,614	118,029
Other liabilities	10,252	1,835

Total liabilities	213,768	181,881

Stockholders' equity:
Common stock; $0.0001 par value; 400,000,000 shares
authorized; 144,455,283 outstanding at
December 31, 2004 and 142,100,372 outstanding
at December 31, 2003	14	14
Notes receivable from stockholders	--	(137)
Additional paid-in-capital	2,719,576	2,709,178
Accumulated other comprehensive income	(12,652)	(14,074)
Treasury stock, at cost	(30,453)	(30,428)
Accumulated deficit	(2,482,906)	(2,494,591)

Total stockholders' equity	193,579	169,962

Total liabilities and stockholders' equity	$407,347	$351,843

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Year Ended December 31,
	2004	2003
Cash flows from operating activities:
Net Income (Loss)	$11,685	$(26,290)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	25,327	23,652
Asset impairment and disposals	9,364	(247)
Noncash interest	1,683	831
Noncash stock compensation	--	53
Allowance for doubtful accounts	3,513	2,579
(Gain) loss on sale of marketable securities and privately
held investments	(14,852)	(10)
Changes in operating assets and liabilities,
net of acquisitions
Accounts receivable	(14,463)	(902)
Other assets	5,890	3,360
Accounts payable	(1,875)	2,195
Accrued liabilities	(5,373)	(11,166)
Other long-term liabilities	(9,765)	(983)

Net cash provided by (used in) operating activities	11,134	(6,928)

Cash flows from investing activities:
Purchase of marketable debt securities	(40,108)	(51,875)
Proceeds from sale of marketable debt securities	47,522	81,389
Proceeds from sale of investments in privately held companies	16,754	--
Investments in privately held companies	(1,332)	--
Net cash paid for acquisitions	(75,635)	(2,938)
Proceeds from asset sales	--	247
Capital expenditures	(14,214)	(11,694)

Net cash provided by (used in) investing activities	(67,013)	15,129

Cash flows from financing activities:
Payments received on stockholders' notes	137	260
Net borrowing on credit facility	5,000	--
Net proceeds from issuance of convertible notes	120,800	--
Net proceeds from employee stock purchase plan	1,032	652
Net proceeds from exercise of options	8,874	9,496
Principal payments on borrowings	(114,043)	(536)

Net cash provided by financing activities	21,800	9,872

Net increase in cash and cash equivalents	(34,079)	18,073
Effect of exchange rate changes on cash and cash equivalents	(2,274)	641
Cash and cash equivalents at the beginning of the period	65,913	47,199

Cash and cash equivalents at the end of the period	$29,560	$65,913

CNET NETWORKS, INC.
BUSINESS SEGMENTS SUMMARY
(UNAUDITED)
(in thousands)

CNET Network’s primary areas of measurement and decision-making include two principal business segments - U.S.Media and International Media. U.S. Media consists of an online network focused on three content categories: personal technology, games and entertainment and business technology, as well its Channel Services database licensing business and U.S. print operations. International Media includes the delivery of online technology information and several technology print publications in non U.S. markets. Management believes that segment operating income (loss) before depreciation, amortization, asset impairment and realignment expenses is an appropriate measure of evaluating the operating performance of the company’s segments. However, segment operating income (loss) before depreciation, amortization, asset impairment and realignment expenses should not be considered a substitute for operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	Three months ended December 31, 2004
	U.S. Media	International Media	Other (1)	Total
Revenues	$70,553	$18,659	$--	$89,212
Operating expenses	52,471	16,235	15,183	83,889

Operating income (loss)	$18,082	$2,424	$(15,183)	$5,323

	Three months ended December 31, 2003
	U.S. Media	International Media	Other (1)	Total
Revenues	$61,174	$12,333	$--	$73,507
Operating expenses	48,682	11,576	5,132	65,390

Operating income (loss)	$12,492	$757	$(5,132)	$8,117

	Year ended December 31, 2004
	U.S. Media	International Media	Other (2)	Total
Revenues	$234,959	$56,197	$--	$291,156
Operating expenses	198,027	57,658	34,258	289,943

Operating income (loss)	$36,932	$(1,461)	$(34,258)	$1,213

	Year ended December 30, 2003
	U.S. Media	International Media	Other (2)	Total
Revenues	$208,809	$37,431	$--	$246,240
Operating expenses	191,812	41,827	33,417	267,056

Operating income (loss)	$16,997	$(4,396)	$(33,417)	$(20,816)

(1)     For the three months ended December 31, 2004, other represents operating expenses related to depreciation of $4,491, amortization of $1,761 and asset impairment of $8,931. For the three months ended December 31, 2003, other represents depreciation of $4,045 and amortization of $1,087.

(2)     For the year ended December 31, 2004, other represents operating expenses related to depreciation of $19,432, amortization of $5,895 and asset impairment of $8,931. For the year ended December 31, 2003, other represents operating expenses related to realignment of $9,765, depreciation of $17,348, and amortization of $6,304.

CNET NETWORKS, INC.
GUIDANCE TO THE INVESTMENT COMMUNITY
(UNAUDITED)

$ in millions, except per share	Q4-04 Actual	Q1-05 estimate Low - High	FY 2005 estimate Low - High

Interactive Revenues	$80.2	$66.0 - $68.0	$310.0 - $320.0
Publishing Revenues	$9.1	$5.0 - $6.0	$30.0 - $35.0
Total Revenues	$89.2	$71.0 - $74.0	$340.0 - $355.0

Operating income before depreciation, amortization and asset impairment	$20.5	$4.0 - $6.0	$63.0 - $69.0

Depreciation expense	($4.5)	($4.2)	($19.5)

Amortization expense	($1.8)	($2.4)	($10.5)

Asset impairment	($8.9)	--	--

Operating income (loss)	$5.3	($2.6) - ($0.6)	$33.0 - $39.0

Interest expense, net	($0.2)	($0.4)	($1.7)

Other income (expense)	$3.7	($0.1)	($0.5)

Tax benefit (expense)	$0.4	($0.2)	($1.8)

Earnings per share	$0.06	($0.02) - ($0.01)	$0.18 - $ 0.22

FY 2005 guidance excludes any stock option related expenses resulting from the impact of the adoption of Financial Accounting Standards Board Statement 123R, “Share-Based Payments”, which is effective for periods beginning after June 15, 2005.
FY 2005 earnings per share guidance is based on a share count of approximately 160 million shares, of which 8.3 million shares are attributable to the impact of EITF 04-8.

Safe Harbor Statement:

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include statements under the section entitled "Business Outlook", which set forth our estimated financial performance for the first quarter and full year of 2005, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, managment expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,”“intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate currently anticipated by the company; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses, as evidenced in previous periods by many of our enterprise technology customers; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of the company’s intnagible assets, goodwill or investments based on a decline in our business or investees; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2003 and subsequent Forms 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

CNET NETWORKS, INC.
QUARTERLY STATISTICAL HIGHLIGHTS
(UNAUDITED)

	Q4-04	Q3-04	Q2-04	Q1-04	Q4-03
Total Quarterly Revenue ($mm)	$89.2	$70.5	$68.1	$63.4	$73.5

Revenue Distribution (%) (a)
Marketing Services	79%	75%	77%	76%	74%
Licensing, Fees & User	11%	12%	10%	12%	10%
Publishing	10%	13%	13%	12%	16%

Advertiser Metrics
Top 100 US Advertisers' Renewal Rate (Q-to-Q)	96%	95%	98%	89%	96%
Top 100 US Advertisers' % of Network Revenue	54%	57%	56%	58%	60%

Select Business Metrics (b)
Network Unique Users (mm)	103.0	88.7	74.2	76.5	66.3
Network Average Daily Page Views (mm)	85.0	61.8	41.8	44.2	43.9
Total Paid Leads (mm)	51.5	45.5	44.8	46.1	49.0

Balance Sheet Highlights ($mm)
Cash	$29.5	$29.1	$62.6	$77.9	$65.9
Marketable Debt Securities	44.4	44.7	71.1	51.6	51.2
Restricted Cash	19.8	19.8	19.8	19.7	19.2

Total Cash & Equivalents	$93.7	$93.6	$153.5	$149.2	$136.3

Total Debt	$134.6	$129.3	$129.4	$118.1	$118.4

Days Sales Outstanding (DSO)	67	65	65	66	67

(a) Revenue distribution definitions are as follows:
Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising.
Licensing, Fees & User - licensing our product database, online content, subscriptions to online services, and other paid services.
Publishing - sales of advertisements in our print publications, subscriptions and newsstand sales of publications, and custom publishing services.

(b) Total Paid Leads include leads from shopping services, downloads, search, and white papers.

Note: Beginning in Q1 2005, CNET Networks will no longer report total paid leads.

CNET NETWORKS, INC.
OPERATING INCOME (LOSS) RECONCILIATION
(UNAUDITED)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Operating income (loss)	$5,323	$8,117	$1,213	$(20,816)
Depreciation	4,491	4,045	19,432	17,348
Amortization of intangible assets	1,761	1,087	5,895	6,304
Asset impairment	8,931	--	8,931	--

Operating income (loss) before depreciation,
amortization and asset impairment	$20,506	$13,249	$35,471	$2,836

The company believes that “operating income (loss) before depreciation, amortization and asset impairment” is useful to management and investors in evaluating the current operating performance of the company, since depreciation, amortization and asset impairment include the impact of past transactions and costs that are not necessarily directly related to the current underlying capital requirements or performance of the business operations. Management refers to “operating income before depreciation, amortization and asset impairment” to compare historical operating results, in making operating decisions and for planning and compensation purposes. A limitation associated with this measure is that it does not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue. Management evaluates the costs of these assets through other financial measures such as capital expenditures. “Operating income before depreciation, amortization and asset impairment” should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.

CNET NETWORKS, INC.
RECONCILIATION OF THE EARNINGS PER SHARE EFFECT OF
  FOURTH QUARTER 2004 UNUSUAL ITEMS
(UNAUDITED)
(in thousands, except share and per share data)

Three Months Ended December 31, 2004
Net income	$9,227
Unusual Items:
Gain on investments, net (1)	(3,514)
Asset impairment (2)	8,931

Effect on earnings from unusual items	5,417

Net income excluding unusual items	$14,644

Effect of unusual items on
diluted net income per share	$0.03

Shares used in calculating diluted net
income per share	159,090,390

(1) The company recognized $3.5 million of gains on the sale of investments during the fourth quarter of 2004.
(2) In the fourthe quarter of 2004, an asset impairement charge of $8.9 million was recorded associated with the write-down of our Computer Shopper reporting unit.

The company believes that this information facilitates comparisons to its guidance for the fourth quarter and full year 2004 provided on October 14, 2004, which did not include the effect of these unusual and unforeseen items.